Exhibit 99.1

DATE:	October 17, 2008

CONTACT:	Alan W. Dakey
President & CEO
Mid Penn Bancorp, Inc.
349 Union Street
Millersburg, PA 17061
(717) 692-2133

MID PENN BANCORP, INC. REPORTS THIRD QUARTER EARNINGS

(Millersburg, PA) – Mid Penn Bancorp, Inc. (“Mid Penn”) (AMEX: MPB) today reported third quarter earnings of $1,122,000, including per share earnings of $0.32. Earnings for the third quarter of 2007 were $1,210,000 or $0.35 per share. Net income and earnings per share for the first nine months of 2008 were $3,355,000 or $0.96 compared to $3,473,000 or $0.99 in the same period of 2007. The modest decrease in earnings resulted from a lower net interest margin and a larger provision for possible loan losses, driven by the spreading weakness in the general economy. Mid Penn has experienced higher levels of non-interest expenses from selectively adding talented employees and enhancing its technological infrastructure to better cope with the changing financial landscape and to expand the tools needed by its customers to meet these challenges.

Total assets at the end of the third quarter of 2008 were approximately $552 million, versus $504 million the prior year, an increase of 9.5%. Total loans of $424 million increased by $52 million or 14.0% at September 30, 2008, compared to the prior year, while total deposits as of the same date increased $56 million or 15.5% over the prior year. Average earning assets showed strong growth, increasing 7.5% to $503 million from September 30, 2007. During the third quarter of 2008, Mid Penn recorded net loan charge-offs of $232,000 as compared to a net recovery of $6,000 during the same period in 2007. Net loan charge-offs for the first nine months of 2008 were $253,000 compared to $121,000 in the same period of 2007.

“As we watch TV or read the newspapers, we are being bombarded with negative messages concerning the state of the economy and the health of financial institutions and the banking system,” commented Alan W. Dakey, President and Chief Executive Officer. “Banks continue to receive bad publicity from the media about engaging in risky forms of lending and investing. Mid Penn did not participate in sub-prime lending or other risky business practices. We’ve maintained our philosophy of decision-making that supports our customers’ financial goals and promotes value for our shareholders.”

Mid Penn Bank continues to exceed the standards set by bank regulators to be considered well capitalized. While many banks have experienced capital deficiencies, Mid Penn was able to establish a new stock buy-back plan in October. Earnings remain strong, with return on average stockholders equity (ROE) for the three and nine-month periods ended September 30, 2008 of 11.10% and 11.09% respectively. Even though the general economic downturn has increased non-performing assets, Mid Penn continues to focus on prudent and tested loan underwriting standards and responsible investing. Mid Penn services a customer base that exhibits good values and is conscientious about repaying loans and is fortunate to operate in a market that has not experienced sharp declines in real estate values.

Celebrating its 140th year of serving the community, Mid Penn Bank has been an independently owned community bank since 1868, and is committed to remaining a progressive, independent community bank offering a full line of business, personal and trust services. In keeping with this exciting time in Mid

Penn’s history, on or about October 21, 2008, Mid Penn Bancorp will be switching the listing of its common stock from the American Stock Exchange to The NASDAQ Stock Market LLC®. Mid Penn Bancorp, Inc. will continue to trade under the MPB symbol.

Mid Penn Bancorp, Inc., through its subsidiary, Mid Penn Bank, operates 15 offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties. For more information, visit Mid Penn’s website at www.midpennbank.com and view the Investor Relations page where comprehensive investor information is available concerning Mid Penn Bancorp, Inc.

This press release contains “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Mid Penn’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Mid Penn undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events, or otherwise.

MID PENN BANCORP, INC.

Selected Financial Information

(Dollars in thousands, except per share data) (1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Consolidated Summary of Operations:
Interest income	$7,986	$7,950	$23,849	$23,434
Interest expense	3,694	3,892	11,210	11,385

Net interest income	4,292	4,058	12,639	12,049
Provision for loan losses	275	175	530	375

Net interest income after provision for loan losses	4,017	3,883	12,109	11,674

Non-interest income:
Trust department income	69	69	204	225
Service charges on deposits	455	386	1,303	1,115
Investment securities gains (losses), net	8	—	8	—
Income on bank-owned life insurance	65	66	192	201
Mortgage banking activities income	32	18	114	109
Other income	369	210	979	803

Total non-interest income	998	749	2,800	2,453

Non-interest expenses:
Salaries and employee benefits	1,832	1,670	5,428	4,982
Occupancy expense, net	227	202	754	640
Equipment expense	208	215	634	633
Pennsylvania Bank Shares tax expense	93	83	277	246
ATM/Debit card expenses	53	38	142	112
Professional fees	220	75	516	318
Director fees and benefits	77	73	245	266
Advertising expense	155	86	337	311
Computer software license and maintenance	135	137	383	372
Stationery and supplies	61	69	188	193
Other operating expenses	464	402	1,544	1,467

Total non-interest expenses	3,525	3,050	10,448	9,540

Income before income taxes	1,490	1,582	4,461	4,587
Income taxes	368	372	1,106	1,114

Net income	$1,122	$1,210	$3,355	$3,473

Consolidated Per Share Data:
Earnings per share	$0.32	$0.35	$0.96	$0.99
Book value at end of period	$11.70	$11.59

Allowance for loan losses to nonperforming assets	94%	159%
Net loan chargeoffs (recoveries)	$232	$(6)	$253	$121
Net interest margin (FTE)	3.49%	3.64%	3.53%	3.67%
Efficiency ratio (2)	64.16%	60.63%	64.55%	62.79%
Return on average assets	0.82%	0.97%	0.84%	0.94%
Return on average stockholders’ equity	11.10%	12.31%	11.09%	11.94%

MID PENN BANCORP, INC.

Selected Financial Information

(Dollars in thousands, except per share data) (1)

Consolidated Balance Sheet Data:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Average total loans	$409,962	$367,963	$395,681	$365,627
Average earning assets	511,912	468,163	503,372	467,715
Average assets	541,336	496,939	532,915	496,189
Average deposits	411,800	371,187	403,665	372,180
Average Stockholders’ equity	40,204	38,987	40,427	38,877
Average diluted shares outstanding	3,479,780	3,494,195	3,484,210	3,499,812

	September 30, 2008	December 31, 2007	September 30, 2007	9/30/2008 vs. 9/30/2007 % Change
Assets	$552,412	$509,757	$503,596	9.7%
Total loans, net of unearned income	424,450	377,128	372,355	14.0%
Deposits	417,897	372,817	361,944	15.5%
Stockholders’ equity	40,697	40,444	39,810	2.2%
Common shares outstanding	3,479,780	3,489,634	3,493,783	-0.4%

(1)	Per share data reflects stock dividends.
(2)	The efficiency ratio does not include net securities transactions.